AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS
Quarterly revenue of $1.36 billion, up 116% over prior year;
GAAP EPS of $2.42 and adjusted EPS of $2.95

DALLAS – (February 17, 2022) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2021 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2021	% Change Q4 2020	Full Year 2021	% Change Full Year 2020
Revenue	$1,363.0	116%	$3,984.2	66%
Gross profit	$434.3	109%	$1,309.6	65%
Net income	$116.2	1,149%	$327.4	363%
Diluted EPS	$2.42	1,141%	$6.81	360%
Adjusted diluted EPS*	$2.95	196%	$8.03	134%
Adjusted EBITDA*	$222.6	149%	$635.4	98%
* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2021 & Recent Highlights
•Demand for workforce staffing and technology solutions grew throughout 2021 and into 2022, as healthcare organizations experienced record job vacancies, high turnover from employee burnout, quarantined workers, retirements, and changing worker preferences for more career flexibility.
•The AMN team delivered critical services to clients and healthcare professionals through industry-leading total talent solutions, as MSP/VMS gross spend under management grew to $7.3 billion for 2021.
•Investments in digital platforms continue to improve clinician and client experience and outcomes. Over 100,000 clinicians are using the AMN Passport app to find jobs, onboard, and manage their assignments.
•AMN's leadership role and commitment to important impacts in ESG and DEI were recognized by several organizations, including being named one of America's Most Responsible Companies by Newsweek and one of America's Best Employers by Forbes.
•Full year operating cash flow was $305 million, and we ended the year with $181 million in cash and $850 million of debt.

•On February 15, 2022, our stock repurchase authorization was expanded by $300 million. Including $69 million of buybacks year to date, we have $409 million remaining on the authorization.

"We are deeply grateful for the way the AMN team, our healthcare professionals, and clients are collaborating and doing everything possible to meet the unprecedented needs of the healthcare community. The most impactful work of our careers is happening now and will continue as labor shortages in healthcare are expected to sustain for years to come," said Susan R. Salka, Chief Executive Officer of AMN Healthcare. "We are rising to meet urgent needs today while working intensely to evolve, integrate, and provide even more effective total talent solutions for the long term. The severe labor shortages and desire for more flexible career experiences have heightened the need for holistic, multi-faceted workforce solutions for the future. AMN, in alignment with our clients and other organizations, has significantly increased our investments in clinician education, expansion of diversity efforts, and labor management practices to address the resiliency and support the wellness of all caregivers."

"The accelerating nurse shortage has captured nationwide attention, including the essential role of the healthcare staffing industry to enable nurses to quickly mobilize and deliver patient care in all areas of the country. But the labor shortages and increased need for workforce solutions span far beyond nursing," Ms. Salka added. "Our allied staffing business hit an all-time high for travelers on assignment so far in the first quarter, and our locum tenens division saw demand surge by 25% from Q3 to Q4 and continues to be strong entering 2022. Our physician permanent placement and outsourced solutions businesses have seen a large increase in new searches. The strength of our industry-leading managed services programs and vendor management technology systems business reflects the widespread urgency of demand across the healthcare labor market."

Fourth Quarter 2021 Results
Consolidated revenue for the quarter was $1.363 billion, a 116% increase over prior year and 55% higher than prior quarter. Net income was $116 million (8.5% of revenue), or $2.42 per diluted share, compared with $9 million (1.5% of revenue), or $0.19 per diluted share, in the same quarter last year. Adjusted diluted EPS was $2.95 compared with $1.00 in the year-ago quarter.

Revenue for the Nurse and Allied Solutions segment was $1.082 billion, up 142% year over year and 73% sequentially. Travel Nurse revenue increased 136% year over year and 73% sequentially. Allied revenue rose by 82% year over year and was 35% higher sequentially. The quarter included $85 million of labor disruption revenue compared with $14 million in guidance, $23 million in the prior quarter, and $3 million in the year-ago quarter.

The Physician and Leadership Solutions segment reported revenue of $164 million, higher by 47% year over year and 9% sequentially. Locum tenens revenue of $99 million grew 46% year over year and was up 12% sequentially, reaching its highest level since Q3 2018. Interim leadership revenue was 49% higher year over year and down 1% sequentially. Search revenue increased by 52% year over year and 17% quarter over quarter.

Technology and Workforce Solutions segment revenue was $117 million reflecting an increase of 62% year over year and 17% sequentially. VMS revenue of $52 million grew by 165% year over year and 57% sequentially as clients sharply increased use of contingent labor. Language interpretation revenue of $47 million was 24% higher year over year and flat sequentially.

Gross margin was 31.9%, lower by 100 basis points year over year and lower by 290 basis points sequentially. The declines were driven by increases in compensation for healthcare professionals and a mix shift toward lower-margin staffing businesses.

SG&A expenses were $239 million or 17.5% of revenue, compared with $155 million, or 24.6% of revenue, in the same quarter last year. SG&A was $174 million, or 19.8% of revenue, in the previous quarter. Sequentially and year over year, employee expenses increased as we added team members, technology and other infrastructure to support revenue growth.

Income from operations was $169 million, or 12.4% of revenue, compared with $29 million, or 4.5% of revenue, in the same quarter last year. Adjusted EBITDA was $223 million,

with a year-over-year increase of 149%. Adjusted EBITDA margin was 16.3%, higher by 220 basis points year over year and an increase of 50 basis points sequentially. The higher-than-expected adjusted EBITDA margin was driven by operating leverage on the increased revenue.

Full Year 2021 Results
Full year 2021 consolidated revenue was $3.984 billion, a 66% increase from prior year. Full year net income was $327 million (8.2% of revenue), or $6.81 per diluted share, compared with $71 million (3.0% of revenue), or $1.48 per diluted share, in the prior year. Adjusted diluted EPS was $8.03 compared with $3.43 in 2020.

Nurse and Allied Solutions segment revenue was $2.990 billion, a year-over-year increase of 76%. The Physician and Leadership Solutions segment recorded revenue of $594 million, 27% higher compared with the prior year. Technology and Workforce Solutions segment revenue was $400 million, 76% higher year over year.

Full year consolidated gross margin was 32.9% compared with 33.1% for the prior year. A revenue mix shift toward our Nurse and Allied Solutions segment and compensation increases for our healthcare professionals were the primary causes of the year-over-year decline.

Full year consolidated SG&A expenses were $730 million, representing 18.3% of revenue as compared to $550 million, representing 23.0% of revenue, for the prior year. The year-over-year increase in SG&A expenses was primarily due to increased employee expenses from the addition of more than 700 FTE team members through the year as well as higher compensation and support for existing team members.

Full year income from operations was $478 million, or 12.0% of revenue, compared with $149 million, or 6.2% of revenue, in the prior year. Adjusted EBITDA was $635 million, a year-over-year increase of 98%. Adjusted EBITDA margin was 15.9%, representing an increase of 250 basis points year over year.

At December 31, 2021 cash and cash equivalents totaled $181 million. Cash flow from operations was $78 million for the quarter and $305 million for the full year, including payment of $24 million in payroll taxes that had been deferred under the CARES Act. Capital expenditures were $15 million in the quarter and $54 million for the year. The Company ended the year with total debt outstanding of $850 million with a net leverage ratio of 1.1 to 1.

In the fourth quarter of 2021 and first quarter 2022 to date, the Company spent $71.4 million to repurchase 726,093 shares of its stock. The Company's Board of Directors approved an additional $300 million to its share repurchase authorization on February 15, 2022. As of that date, $409 million remained under the authorization.

First Quarter 2022 Outlook

Metric	Guidance*
Consolidated revenue	$1.475-1.515 Billion
Gross margin	31.2% - 31.7%
SG&A as percentage of revenue	15.9% - 16.4%
Operating margin	12.9% - 13.4%
Adjusted EBITDA margin	16.0% - 16.5%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

We are projecting 66-71% year-over-year revenue growth in the first quarter of 2022. Nurse and Allied Solutions segment revenue is expected to be up by approximately 82% compared with prior year. We expect Physician and Leadership Solutions segment revenue in the first quarter to increase by approximately 18% compared with prior year, with Technology and Workforce Solutions segment revenue growing approximately 56% year over year. Guidance assumes no labor disruption revenue in the quarter.

Gross margin is expected to be down approximately 100 basis points year over year, driven by higher compensation for our healthcare professionals and a revenue mix shift toward our lower-margin staffing businesses.

Other first quarter estimates include depreciation expense of $12 million, non-cash amortization expense of $20 million, stock-based compensation expense of $9 million, interest expense of $10 million, integration and other expenses of $6 million, an adjusted tax rate of 27%, and 47.8 million weighted average diluted shares.

Conference Call on February 17, 2022
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2021 financial results and 2022 outlook on Thursday, February 17, 2022, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (844) 200-6205 in the U.S., (833) 950-0062 in Canada, or +1 929-526-1599 for other international callers and using participant code 217474. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available beginning at 8:00 p.m. Eastern Time on February 17, 2022, and can be accessed until 11:59 p.m. Eastern Time on March 3, 2022, by calling (866) 813-9403 in the U.S., (226) 828-7578 in Canada, or +44 204 525 0658 in other locations, with access code 905983.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the impact of our workforce staffing and technology-enabled solutions and capabilities, healthcare utilization, the duration and severity of the labor shortage and high turnover, pay rates for our healthcare professionals, the changing workforce paradigm, current demand drivers, and our outlook for 2022 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin, first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments, and our first quarter 2022 guidance for depreciation expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate and amortization expense. In addition, the financial results set forth in this press release reflect the Company's current preliminary financial results prior to completion of the Company's audit process and are subject to change. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (iv) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings to slow the spread of the COVID-19 virus may be reinstituted, (v) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (vi) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (vii) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (viii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (ix) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, (x) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (xi) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (xii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xiv) our ability to consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2021	2020	2021	2021	2020
Revenue	$1,363,045	$631,271	$877,800	$3,984,235	$2,393,714
Cost of revenue	928,720	423,732	571,935	2,674,634	1,601,936
Gross profit	434,325	207,539	305,865	1,309,601	791,778
Gross margin	31.9%	32.9%	34.8%	32.9%	33.1%
Operating expenses:
Selling, general and administrative (SG&A)	238,678	155,210	173,932	730,451	549,747
SG&A as a % of revenue	17.5%	24.6%	19.8%	18.3%	23.0%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	27,054	23,670	26,104	101,152	92,766
Total operating expenses	265,732	178,880	200,036	831,603	642,513
Income from operations	168,593	28,659	105,829	477,998	149,265
Operating margin (1)	12.4%	4.5%	12.1%	12.0%	6.2%

Interest expense, net, and other (2)	9,799	22,681	5,223	34,077	57,742

Income before income taxes	158,794	5,978	100,606	443,921	91,523

Income tax expense (benefit)	42,577	(3,330)	26,583	116,533	20,858
Net income	$116,217	$9,308	$74,023	$327,388	$70,665
Net income as a % of revenue	8.5%	1.5%	8.4%	8.2%	3.0%

Other comprehensive income (loss):
Foreign currency translation and other	(325)	7	11	(335)	(112)
Other comprehensive income (loss)	(325)	7	11	(335)	(112)

Comprehensive income	$115,892	$9,315	$74,034	$327,053	$70,553

Net income per common share
Basic	$2.43	$0.20	$1.55	$6.87	$1.49
Diluted	$2.42	$0.19	$1.54	$6.81	$1.48
Weighted average common shares outstanding:
Basic	47,742	47,475	47,737	47,685	47,424
Diluted	48,091	47,781	48,080	48,045	47,690

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$180,928	$137,041	$29,213
Accounts receivable, net	789,131	570,101	376,099
Accounts receivable, subcontractor	239,719	141,626	73,985
Prepaid and other current assets	139,290	50,763	54,438
Total current assets	1,349,068	899,531	533,735
Restricted cash, cash equivalents and investments	64,482	63,603	61,347
Fixed assets, net	127,114	127,762	116,174
Operating lease right-of-use assets	27,771	36,487	77,735
Other assets	156,670	157,909	135,120
Goodwill	892,341	893,283	864,485
Intangible assets, net	514,460	530,422	564,911
Total assets	$3,131,906	$2,708,997	$2,353,507

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$425,257	$284,094	$167,881
Accrued compensation and benefits	354,381	321,938	213,414
Current portion of notes payable	—	—	4,688
Current portion of operating lease liabilities	11,383	14,396	15,032
Deferred revenue	15,950	17,904	11,004
Other current liabilities	162,419	2,854	10,938
Total current liabilities	969,390	641,186	422,957

Notes payable, net of unamortized fees and premium	842,322	842,027	857,961
Deferred income taxes, net	47,814	61,187	67,205
Operating lease liabilities	13,364	15,004	77,800
Other long-term liabilities	96,989	107,115	107,907
Total liabilities	1,969,879	1,666,519	1,533,830

Commitments and contingencies

Stockholders’ equity:	1,162,027	1,042,478	819,677

Total liabilities and stockholders’ equity	$3,131,906	$2,708,997	$2,353,507

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2021	2020	2021	2021	2020

Net cash provided by operating activities	$77,985	$39,845	$16,746	$305,356	$256,826
Net cash used in investing activities	(28,385)	(9,714)	(25,408)	(107,402)	(538,172)
Net cash provided by (used in) financing activities	(3,665)	(55,071)	(527)	(34,895)	211,486
Effect of exchange rates on cash	(325)	7	11	(335)	(112)
Net increase (decrease) in cash, cash equivalents and restricted cash	45,610	(24,933)	(9,178)	162,724	(69,972)
Cash, cash equivalents and restricted cash at beginning of period	201,104	108,923	210,282	83,990	153,962
Cash, cash equivalents and restricted cash at end of period	$246,714	$83,990	$201,104	$246,714	$83,990

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2021	2020	2021	2021	2020
Reconciliation of Non-GAAP Items:

Net income	$116,217	$9,308	$74,023	$327,388	$70,665
Income tax expense (benefit)	42,577	(3,330)	26,583	116,533	20,858
Income before income taxes	158,794	5,978	100,606	443,921	91,523
Interest expense, net, and other (2)	9,799	22,681	5,223	34,077	57,742
Income from operations	168,593	28,659	105,829	477,998	149,265
Depreciation and amortization	27,054	23,670	26,104	101,152	92,766
Depreciation (included in cost of revenue) (3)	772	440	686	2,545	1,421
Share-based compensation	7,322	5,419	2,589	25,217	20,465
Acquisition, integration, and other costs (4)	18,870	31,106	3,143	28,514	56,756
Adjusted EBITDA (5)	$222,611	$89,294	$138,351	$635,426	$320,673

Adjusted EBITDA margin (6)	16.3%	14.1%	15.8%	15.9%	13.4%

Net income	$116,217	$9,308	$74,023	$327,388	$70,665
Adjustments:
Amortization of intangible assets	15,997	15,746	16,011	63,015	63,817
Acquisition, integration, and other costs (4)	18,870	31,106	3,143	28,514	56,756
Fair value changes of equity investments and instruments (2)	—	—	(5,412)	(6,683)	1,891
Debt financing related costs	—	11,513	—	158	13,286
Tax effect on above adjustments	(9,065)	(15,175)	(3,573)	(22,101)	(35,711)
Tax effect of COLI fair value changes (7)	12	(2,403)	(600)	(2,767)	(2,622)
Excess tax benefits related to equity awards (8)	(37)	(813)	(230)	(1,820)	(2,840)
Restructuring tax benefits (9)	—	(1,615)	—	—	(1,615)
Adjusted net income (10)	$141,994	$47,667	$83,362	$385,704	$163,627

GAAP diluted net income per share (EPS)	$2.42	$0.19	$1.54	$6.81	$1.48
Adjustments	0.53	0.81	0.19	1.22	1.95
Adjusted diluted EPS (11)	$2.95	$1.00	$1.73	$8.03	$3.43

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2021	2020	2021	2021	2020
Revenue
Nurse and allied solutions	$1,081,908	$447,802	$627,049	$2,990,103	$1,699,311
Physician and leadership solutions	163,720	111,042	150,663	594,243	466,622
Technology and workforce solutions	117,417	72,427	100,088	399,889	227,781
	$1,363,045	$631,271	$877,800	$3,984,235	$2,393,714

Segment operating income (12)
Nurse and allied solutions	$177,543	$58,299	$92,564	$461,311	$232,005
Physician and leadership solutions	19,073	16,910	19,301	81,439	62,342
Technology and workforce solutions	55,626	30,398	47,210	187,578	93,212
	252,242	105,607	159,075	730,328	387,559
Unallocated corporate overhead (13)	29,631	16,313	20,724	94,902	66,886
Adjusted EBITDA (5)	$222,611	$89,294	$138,351	$635,426	$320,673

Gross Margin
Nurse and allied solutions	27.0%	26.7%	29.3%	27.4%	27.4%
Physician and leadership solutions	35.1%	37.1%	34.8%	35.8%	36.7%
Technology and workforce solutions	72.0%	64.5%	69.4%	69.4%	67.9%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	14,827	10,084	11,972	12,861	10,060

Physician and leadership solutions
Days filled (15)	48,080	34,086	44,147	171,700	142,787
Revenue per day filled (16)	$2,069	$2,001	$2,016	$2,054	$1,943

	December 31,		September 30,
	2021	2020	2021
Leverage ratio (17)	1.1	2.7	1.5

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Operating Margin to
Guidance Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	March 31, 2022
	Low(18)	High(18)

Operating margin	12.9%	13.4%
Depreciation and amortization	2.1%	2.1%
EBITDA margin	15.0%	15.5%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.4%	0.4%
Adjusted EBITDA margin	16.0%	16.5%

(1)Operating margin represents income from operations divided by revenue.
(2)Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for AMN Language Services (formerly known as Stratus Video, which was acquired in February 2020 and has since been rebranded) is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2021, acquisition and integration costs were approximately $900,000 and $7,300,000, respectively, expenses related to the closures of certain office leases were approximately $8,700,000 and $11,500,000, respectively, and certain legal expenses were approximately $7,000,000. Additionally, acquisition, integration, and other costs for the three and twelve months ended December 31, 2021 included an adjustment of $2,264,000 to correct an immaterial out-of-period error identified in the fourth quarter related to the write-off of assets recognized in prior years from costs incurred to fulfill a contract with a customer. For the three and twelve months ended December 31, 2020, net increases in the fair value of contingent consideration liabilities for recently acquired companies were $6,600,000 and $4,900,000, respectively, and certain legal expenses were approximately $20,000,000 and $21,000,000, respectively. Additionally, acquisition, integration, and other costs for the twelve months ended December 31, 2020 were partially offset by a one-time insurance policy benefit of $1,601,000. The certain legal expenses primarily relate to increases to the Company’s legal reserve during the fourth quarters of 2020 and 2021 for a wage and hour claim.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)The Company recorded a restructuring tax benefit during the year ended December 31, 2020, which was related to the acquisition of Stratus Video. Since this benefit is largely unrelated to our income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income.
(10)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since

January 1, 2017, (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.